Exhibit 99.1

NEWS RELEASE

8500 Station Street, Suite 100, Mentor, Ohio 44060 Phone: 1-800-570-5688

For Immediate Release

Gas Natural Inc. Announces Sale of Utility and

Pipeline Assets in Wyoming

Divestiture supports strategy to focus resources to further improve returns on capital

MENTOR, OH, October 14, 2014 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), announced today that its subsidiary, Energy West Incorporated, has signed a definitive agreement for the sale of its subsidiary, Energy West Wyoming, Inc., as well its Wyoming pipeline assets and related real estate, equipment and contracts to Black Hills Corporation (NYSE: BKH) for $17 million. The closing is subject to customary closing conditions, as well as regulatory approvals. The Energy West Wyoming transaction also contains a working capital adjustment at closing and a post-closing working capital “true-up.” As part of the agreement, Energy West Incorporated and Black Hills Corporation will enter into a Transition Services Agreement to insure a seamless transition for Energy West Wyoming, Inc.’s Wyoming customers. The transaction is expected to close in approximately six to twelve months.

Energy West Incorporated intends to use the proceeds from this transaction to reinvest into the business to generate solid returns on its invested capital. Including the gain anticipated on this transaction, the redeployment of resources is expected to have a significant positive impact on the Company’s earnings in 2015 and beyond.

Mr. Gregory J. Osborne, President and Chief Executive Officer of Gas Natural, commented, “Low cost, clean-burning natural gas is readily abundant and in great demand. We believe our system expansion, strong safety record as well as our productive and dedicated team enables us to apply our resources to reach untapped markets, while enabling stronger earnings power.”

Mr. Gregory Osborne concluded, “The divestiture of our Wyoming operations reflects our strategic plan to redeploy assets and focus resources where we can earn the greatest return for our shareholders. We are working to build an efficient, quality natural gas utility serving diverse geographic markets that present unique expansion and earnings potential.”

Energy West Wyoming serves approximately 6,700 customers in Cody, WY and the surrounding region.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 36 billion cubic feet of natural gas to approximately 73,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

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Gas Natural Inc. Announces Sale of Utility and Pipeline Assets in Wyoming

October 14, 2014

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Specific forward looking statements contained in this press release include statements concerning (i) the Company’s ability to consummate the transaction within the expected time frame, or at all, and (ii) satisfactory results of the regulatory approvals and other conditions to the completion of the transaction. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations:
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski / Karen L. Howard, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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